Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 24, 2016 relating to the financial statements and financial highlights which appear in the December 31, 2015 Annual Reports to Shareholders of John Hancock Global Real Estate Fund, a series of John Hancock Investment Trust, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

April 27, 2016